Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GNC CORPORATION
     GNC Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is GNC Corporation (the “Corporation”). The Corporation was originally formed under the name General Nutrition Centers Holding Company, and its original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on November 10, 2003 (the “Certificate”). The Certificate was restated by the filing of a Restated Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware on December 5, 2003 (the “Restated Certificate”). The Restated Certificate was amended by the filing of a Certificate of Amendment in the Office of the Secretary of State of the State of Delaware on May 27, 2004 (the “Amendment”).
     2. That the Board of Directors of the Corporation, by written consent in lieu of special meeting dated July 20, 2006, adopted resolutions proposing and declaring advisable that the Restated Certificate, as amended by the Amendment, be amended and restated in its entirety as set forth herein (this “Second Amended and Restated Certificate”) and directing that this Second Amended and Restated Certificate be considered by the stockholders of the Corporation.
     3. That the stockholders of the Corporation, by written consent in lieu of special meeting dated July 20, 2006, adopted a resolution adopting this Second Amended and Restated Certificate.
     4. As such, this Second Amended and Restated Certificate was duly adopted in accordance with Sections 228, 242 and 245 and the other applicable provisions of the General Corporation Law of the State of Delaware, and this Second Amended and Restated Certificate restates, integrates and further amends the Restated Certificate, as amended by the Amendment, to read in its entirety as follows:
     FIRST: Name. The name of the Corporation is GNC Corporation (hereinafter, the “Corporation”).
     SECOND: Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).
     FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 310,000,000 of which the Corporation shall have authority to issue 160,000,000 shares of common stock, each having a par value of one cent ($0.01) (the “Common Stock”), and 150,000,000 shares of preferred stock, each having a par value of one cent ($0.01) (the “Preferred Stock”).
     Upon the effectiveness of this Second Amended and Restated Certificate (the “Effective Time”), the issued and outstanding shares of Common Stock will be split in a ratio of 1.707 for one, with the result that each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof be reclassified and split into 1.707 shares of Common Stock (the “Stock Split”), which shares shall be fully paid and nonassessable shares of Common Stock. No fractional shares of Common Stock shall be issued as a result of the Stock Split. Each holder of Common Stock at the Effective Time who would otherwise have been entitled to a fraction of a share (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the fair value per share as determined by the Board.
     The board of directors of the Corporation (the “Board”) is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
     FIFTH: Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the GCL.
     SIXTH: Board of Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (1) The exact number of directors shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws so provide.
     (2) Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
     (3) Any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by the sole remaining director or, if GNC Investors, LLC and its affiliates (collectively, the “Sponsor”) own at least 50% of the outstanding shares of the Common Stock, by the stockholders. As used in this ARTICLE SIXTH, the term “affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
     (4) The Board is hereby empowered to adopt, amend or repeal the By-Laws.
     (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Second Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
     SEVENTH: Liability. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the GCL as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification
     EIGHTH: Action By Written Consent. At any time that the Sponsor owns less than 50.1% of the outstanding shares of voting stock, any action required or permitted to be taken by stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The By-Laws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.
     NINTH: Business Opportunities. To the fullest extent permitted by Section 122(17) of the GCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Sponsor or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE NINTH. Neither the alteration, amendment or repeal of this ARTICLE NINTH nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE NINTH shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
     TENTH: Section 203 of the GCL. Section 203 of the GCL shall not apply to the Corporation.
     ELEVENTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in any manner permitted by Delaware law, and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH, all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf this 27th day of July, 2006.

GNC CORPORATION

By:	/s/ Mark L. Weintrub

Mark L. Weintrub
Senior Vice President and Chief Legal Officer